Exhibit 99.2

May 22, 2015

I’m writing to share some exciting news about the Company. I’m pleased to announce that we have reached an agreement to sell the Company to a subsidiary of NRD Partners I, L.P. (“NRD”). The sale will include all 95 owned and operated Frisch’s restaurants and our licensing agreements with 26 franchise locations. The transaction will provide current shareholders with a payment of $34.00 per share in cash.

I’m sure you’re wondering what this transaction means for our employees. We took great care to ensure that this transaction would be as seamless for our employees as possible. One of the reasons NRD is so interested in purchasing the Company is because of the tremendous respect they have for our employees. I know the entire NRD team is excited about this transaction and will be eager to share their vision for growing Frisch’s.

NRD understands and values our business and has the financial resources and vision necessary to sustain the Company’s continued growth and success. The principals at NRD have been involved in the restaurant business since 1996 and have been one of the top 200 franchise operators in the U.S. with several high-profile brands including: Popeyes® Louisiana Kitchen, Subway®, KFC®, Taco Bell®, and more.

As with any public company transaction, there are legal and regulatory requirements we need to fulfill before the transaction can be finalized, including obtaining the approval of our shareholders. We expect to close the transaction by the end of the summer, at which time both I and my sister Karen will retire from our respective positions of Chief Executive Officer and Vice President of Marketing but will remain as franchisees of Frisch’s. Following our resignation, Aziz Hashim, NRD’s current Chief Executive Officer, will assume the role of President and CEO.

This is the right transaction for the Company. Frisch’s has been a family operated business since my grandfather opened our first drive-in restaurant in 1939. Over the past several decades, the business has expanded from one location in 1939 to more than 120 locations across various regions of Ohio, Kentucky and Indiana and has endured and prospered through many economic cycles. On behalf of my entire family, I’d like to thank every employee who helped transform my grandfather’s vision into one of the most beloved and iconic restaurants in the U.S. We have always sought to provide our loyal diners with a full-service family dining experience. I am proud and honored to have worked alongside so many talented and committed people.

Once the transaction is completed, Frisch’s will no longer be a publicly-traded company. NRD will purchase and own all of the Company’s stock and it will no longer trade on an exchange. Shareholders will soon receive a notice of the transaction, including information on how to exchange the stock for the $34.00 per share price.

As always, please feel free to direct any inquiries or concerns to your regional directors or supervisors. Additionally, we expect the news media to report on our announcement. Please do not respond to questions from the media. For those of you who regularly interact with our customers, you can tell them it is business as usual at Frisch’s and we are excited about entering this next phase in our corporate story.

On behalf of the entire management team and the Frisch and Maier families, I’d like to thank you for your years of support and effort and, most of all, for being part of our extended family. We’ve enjoyed every minute of it.

Sincerely,

Craig F. Maier

President and Chief Executive Officer of Frisch’s Restaurants, Inc.